Exhibit 10.4

Confidentiality, Inventions and Proprietary Rights Assignment Agreement

This Executive Confidentiality, Inventions and Proprietary Rights Assignment Agreement (the “Agreement”) is entered into as of February 12, 2018 (the “Effective Date”) by and between Kenloc INC., a Nevada corporation, with its principal place of business located at 321 W. Winnie Ln., Ste. 104, Carson City, NV 89703 (the “Company”) and Yu Wu, (the “Executive”), residing at 4023A, Blk. A, Kingsley Timemark, Futian Shenzhen, China 518000 (the Company and the Executive are collectively referred to herein as the “Parties”).

In consideration of the Executive’s engagement with the Company as President, which the Executive acknowledges to be good and valuable consideration for his/her obligations hereunder, the Company and the Executive hereby agree as follows:

1.	Confidentiality and Security.

a.	Confidential Information. The Executive understands and acknowledges that during the course of engagement with the Company, he/she will have access to and learn about confidential, secret and proprietary documents, materials, data and other information, in tangible and intangible form, of and relating to the Company and its businesses and existing and prospective customers, suppliers, investors and other associated third parties (the “Confidential Information”). The Executive further understands and acknowledges that this Confidential Information and the Company’s ability to reserve it for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure of the Confidential Information by the Executive will cause irreparable harm to the Company, for which remedies at law will not be adequate and may also cause the Company to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages and criminal penalties.

For purposes of this Agreement, Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, Executive lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, buyer lists of the Company or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Executive understands and agrees that Confidential Information developed by him or her in the course of his or her engagement with the Company shall be subject to the terms and conditions of this Agreement as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public, provided that such disclosure to the public is through no direct or indirect fault of the Executive or person(s) acting on the Executive’s behalf.

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b.	Disclosure and Use Restrictions. The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company except as required in the performance of the Executive’s authorized duties to the Company and only after execution of a confidentiality agreement by the third party with whom Confidential Information will be shared or with the prior consent of an authorized officer acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Company, except as required in the performance of the Executive’s authorized duties to the Company or with the prior consent of an authorized officer acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure doesn ot exceed the extent of disclosure required by such law, regulation or order. The Executive shall provide written notice of any such order to an authorized officer of the Company within forty-eight (48) hours of receiving such order, but in any event sufficiently in advance of making any disclosure to permit the Company to contest the order or seek confidentiality protections, as determined in the Company’s sole discretion.

c.	Duration of Confidentiality Obligations. The Executive understands and acknowledges that his or her obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after he or she begins his or her engagement with the Company) and shall continue during and after his or her engagement with the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive’s breach of this Agreement or breach by those acting in concert with the Executive or on the Executive’s behalf.

2.	Inventions.

a.	Disclosure of Inventions. The Executive acknowledges and agrees that, among his or her other duties for the Company, the Executive will be employed by the Company in a position which could provide the opportunity for conceiving and/or reducing to practice inventions, improvements, developments, ideas or discoveries whether patentable or un-patentable (collectively hereinafter referred to as “Inventions”). Accordingly, the Executive agrees to promptly disclose to the Company in confidence and in writing all Inventions conceived or reduced to practice by the Executive while in the Company’s employ, either solely or jointly with others, and whether or not during regular working hours. The Executive further agrees to maintain adequate and current written records of such Inventions.

For purposes of this Agreement, Inventions include, but are not limited to, Company information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, manufacturing information and techniques, marketing information and strategies, advertising information and campaigns, and sales information.

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b.	Company Inventions. The assignment provisions in Section 2(c) shall apply only to “Company Inventions” as defined herein. Company Inventions shall mean any Invention that meets any one of the following criteria:

i.	Relates, at the time of conception or reduction to practice of the Invention to: (A) the Company’s business, project or products, or to the manufacture or utilization thereof; or (B) the actual or demonstrably anticipated research or development of the Company.

ii.	Results from any work performed directly or indirectly by the Executive for the Company.

iii.	Results, at least in part, from the Executive’s use of the Company’s time, equipment, supplies, facilities or trade secret information.

Provided, however, that a Company Invention shall not include any Invention which qualifies fully under the provisions of California Labor Code Section 2870, including any idea or invention which is developed entirely on the Executive’s own time without using the Company’s equipment, supplies, facilities or trade secret information, and which is not related to the Company’s business (either actual or demonstrably anticipated), and which does not result from work performed for the Company.

c.	Assignment of Company Inventions. The Executive hereby assigns, and agrees to assign, to the Company, all his or her rights, title and interest in and to all Company Inventions. Also, the Executive hereby assigns, and agrees to assign, to the Company all Inventions conceived or reduced to practice by the Executive within one year following his or her termination of engagement with the Company (whether voluntary or otherwise), if the Invention is a result of Company information obtained by the Executive during his or her engagement with the Company.

d.	Execution of Necessary Documents. The Executive agrees that, upon request and without compensation therefor, but at no expense to the Executive, whether during the term of his or her engagement with the Company and thereafter, the Executive will all do lawful acts, including the execution of papers and lawful oaths and the giving of testimony, that in the opinion of the Company, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending or enforcing United States and foreign Letters Patent, including Design Patents, on all of such Company Inventions, and for perfecting, affirming, maintaining or recording the Company’s complete ownership and title thereto, and to otherwise cooperate in all proceedings and matters relating thereto.

The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive’s behalf in his or her name and to do all other lawfully permitted acts to transfer the Inventions to the Company and further the transfer, issuance, prosecution and maintenance of all rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be effected by the Executive’s subsequent incapacity.

e.	Exceptions.

The Executive has listed on the attached Exhibit A all unpatented, but potentially patentable, ideas and inventions conceived before this engagement with the Company (and which have not been assigned to a former employer) and which are, therefore, excluded from the scope of this Agreement.

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3.	Proprietary Rights.

a.	Work Product. The Executive acknowledges and agrees that all writings, works of authorship, technology, discoveries, ideas and other work product of any nature whatsoever, that are prepared, produced, authored, edited, amended, conceived by the Executive individually or jointly with others during the period of his or her engagement with the Company and relating in any way to the business or contemplated business, research or development of the Company (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), mask works and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

b.	Work Made for Hire; Assignment. The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

c.	Further Assurances; Power of Attorney. During and after his or her engagement with the Company, the Executive agrees to reasonably cooperate with the Company at the Company’s expense to (i) apply for, obtain, perfect and transfer to the Company the Work Product and Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (ii) maintain, protect and enforce the same, including, without limitation, executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive’s behalf in his or her name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be effected by the Executive’s subsequent incapacity.

d.	Moral Rights. To the extent any copyrights are assigned under this Agreement, the Executive hereby irrevocably waives, to the extent permitted by applicable law, any and all claims the Executive may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as “moral rights” with respect to all Work Product and all Intellectual Property Rights therein.

e.	No License. The Executive understands that this Agreement does not, and shall not be construed to, grant the Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software or other tools made available to him or her by the Company.

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4.	Publicity.

Executive hereby consents to any and all uses and displays, by the Company and its agents, of the Executive’s name, voice, likeness, image, appearance and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes and all other printed and electronic forms and media throughout the world, at any time during or after the period of his or her engagement with the Company, for all legitimate business purposes of the Company (“Permitted Uses”). Executive hereby forever releases the Company and its directors, officers, employees and agents from any and all claims, actions, damages, losses, costs, expenses and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of his or her engagement with the Company, in connection with any Permitted Use.

5. Non-disparagement.

The Executive agrees and covenants that he or she will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, products and services, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties.

6.	Acknowledgment.

The Executive acknowledges and agrees that the services to be rendered by him or her to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of the Executive’s engagement with the Company; and that the terms and conditions of this Agreement are reasonable under these circumstances. The Executive further acknowledges that the amount of his or her compensation reflects, in part, his or her obligations and the Company’s rights under this Agreement; that he or she has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; that he or she will not be subject to undue hardship by reason of his or her full compliance with the terms and conditions of this Agreement or the Company’s enforcement thereof; and that this Agreement is not a contract of employment and shall not be construed as a commitment by either of the Parties to continue an employment relationship for any certain period of time.

7.	Remedies.

The Executive acknowledges that the Company’s Confidential Information and the Company’s ability to reserve it for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure of the Confidential Information by the Executive will cause irreparable harm to the Company, for which remedies at law will not be adequate. In the event of a breach or threatened breach by the Executive of any of the provisions of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

8.	Successors and Assigns.

a.	Assignment by the Company. The Company may assign this Agreement to any subsidiary or corporate affiliate in the Company or otherwise, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

b.	No Assignment by the Executive. The Executive may not assign this Agreement or any part hereof. Any purported assignment by the Executive shall be null and void from the initial date of purported assignment.

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9.	Arbitration.

Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in California before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude Parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

10.	Governing Law; Jurisdiction and Venue.

This Agreement, for all purposes, shall be construed in accordance with the laws of California without regard to conflicts-of-law principles. Any action or proceeding by either Party to enforce this Agreement shall be brought only in any state or federal court located in the state of California, county of San Mateo, or if the appropriate court does not exist therein, then in the one closest in proximity. The Parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

11.	Entire Agreement.

Unless specifically provided herein, this Agreement contains all the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

12.	Modification and Waiver.

No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by a duly authorized officer of the Company. No waiver by either of the Parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

13.	Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law. The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

14.	Captions.

Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

15.	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date above.

Kenloc, Inc.

Name: Yu Wu

Title: President

Signature: /s/ Yu Wu

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